Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) by and between HomeAway, Inc. (the “Company”) and Brian Sharples (the “Executive”) is effective October 14, 2014.

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of May 27, 2011 (the “Original Agreement”); and

WHEREAS, the parties wish to amend the Original Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Membership. Section 1(b) of the Original Agreement is amended and replaced in its entirety as follows:

“Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required stockholder approval.”

2. Term. The parties acknowledge that the term of the Original Agreement was extended to the effective date of this Amendment. The term of the Original Agreement, as amended by this Amendment (the “Agreement”), will be three (3) years, commencing on the effective date of this Amendment, subject to Section 2 of the Agreement.

3. Base Salary. Section 3(a) of the Original Agreement is amended and replaced in its entirety as follows:

“Base Salary. The Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $527,874.96 (the ‘Base Salary’). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Executive will be entitled to an annual review of the base salary with a change in this base salary to be at the sole discretion of the Company’s Board of Directors (the ‘Board’).”

4. Bonus. Section 3(b) of the Original Agreement is amended and replaced in its entirety as follows:

“Bonus. Executive will be eligible to earn an annual bonus targeting 100% of base salary (the ‘Bonus’) pursuant to an annual bonus plan to be adopted each year by the Compensation Committee of the Board (the ‘Committee’) with terms and conditions determined by the Committee in its discretion after consultation with Executive. Any Bonus will be paid each year following confirmation by the Board of the financial performance of the Company, and such determination and payment shall be made in all events no later than March 15th of the year following the end of the year for which the Bonus is earned.”

5. Definition of Good Reason. Section 12(c) of the Original Agreement is amended and replaced in its entirety as follows:

“Good Reason. For purposes of this Agreement, ‘Good Reason’ means, (i) without Executive’s consent, (x) a material reduction of Executive’s duties, authority or responsibilities or change in Executive’s title or reporting relative to Executive’s duties, authority, responsibilities title or reporting as in effect immediately prior to such reduction or (y) removal of Executive from the Board by the other members of the Board without Cause; provided, however, that any reduction in Executive’s duties, authority or responsibilities or change in Executive’s title or reporting or removal of Executive from the Board resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change in Control but is not the chief executive officer of the acquiring corporation) shall not constitute a Good Reason; (ii) without Executive’s consent, a reduction of at least 10% in the total annual target cash compensation (base salary plus the target bonus amount (i.e., the total bonus that could be earned and not the bonus actually paid) of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company; (iv) a change in the geographic location of Executive’s primary work facility or location of more than fifty (50) miles from Executive’s then present location; or (v) the Company’s material breach of the Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from Executive. Notwithstanding the foregoing, if Executive terminates employment with the Company for Good Reason, but the Company discovers after such termination that Executive’s conduct during the Employment Term would have entitled the Company to terminate Executive for Cause, then Executive’s termination shall be for Cause and not for Good Reason and Executive shall remit all amounts paid to Executive for termination for Good Reason (other than those amounts that would have been payable by the Company to Executive for termination for Cause). Notwithstanding anything herein to the contrary, Executive may terminate employment hereunder for Good Reason within a period not to exceed one hundred twenty (120) days following the initial existence of the event(s) constituting Good Reason. For purposes of this Agreement, Good Reason shall not exist unless Executive’s provides the Company with written notice of the acts or omissions constituting the grounds for ‘Good Reason’ within ninety (90) days of the initial existence of the grounds for ‘Good Reason’ and a reasonable cure period of not less than thirty (30) days following the date of such notice. Such termination shall occur immediately following the cure period if such event remains uncured. Nonrenewal of the Agreement by the Company at the end of the initial three-year term or a renewal term shall not constitute a termination of Executive by the Company without Cause at the expiration of the term or Good Reason and shall not trigger severance payments under Section 9.”

6. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Original Agreement.

7. Full Force and Effect. To the extent not expressly amended hereby, the Original Agreement shall remain in full force and effect.

8. Entire Agreement. This Amendment and the Original Agreement constitute the full and entire understanding and agreement between the Company and Executive with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Company and Executive.

9. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

HOMEAWAY, INC.

By: /s/ Lori Knowlton

Name: Lori Knowlton

Title: SVP Human Resources

Date: October 14, 2014

EXECUTIVE

By: /s/ Brian Sharples

Name: Brian Sharples

Date: October 14, 2014